Exhibit 10.1

PMC-SIERRA, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between PMC-Sierra, Inc. (“Company”) and Alan Krock (jointly referred to as the “Parties”).

WHEREAS, Employee entered into an Invention Assignment Agreement with the Company on November 11, 2002 (the “Invention Assignment Agreement”);

WHEREAS, Employee entered into a Conflict of Interest Agreement with the Company on November 11, 2002 (the “Conflict of Interest Agreement”);

WHEREAS, the Company and Employee entered into a Stock Option Agreement granting Employee the option to purchase shares of the Company’s common stock (the “Option”) subject to the terms and conditions of the Company’s 1994 Incentive Stock Plan and the Stock Option Agreement (jointly the “Stock Option Agreements”);

WHEREAS, The Company and Employee entered into an Indemnification Agreement on November 11, 2002 (the Indemnification Agreement); and

WHEREAS, the Company and Employee have agreed to change the terms of Employee’s employment and to terminate Employee’s employment no later than twelve months after the Company designates another employee as Chief Financial Officer or Interim Chief Financial Officer.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Continuing Employment.

(a) Initial Terms.

i. Position and Duties. Upon the Effective Date of this Agreement, Employee will continue to serve as the Company’s Chief Financial Officer. Employee shall report to the Company’s Chief Executive Officer. Employee shall perform those duties and responsibilities assigned to him by the Chief Executive Officer. Employee shall devote his attention to the business and affairs of the Company and shall use his best efforts to perform his responsibilities faithfully and efficiently. Employee is permitted to accept other employment arrangements, Board of Director assignments and consulting assignments in addition to employment with the Company.

ii. Compensation and Benefits. The Company shall continue to pay Employee a base salary at the annual rate of $265,000, less applicable withholdings, in accordance with the

Company’s regular payroll practices. Employee shall continue to be eligible to participate in the Company’s health insurance plans and to accrue vacation on the same terms, schedule and conditions as previously. Employee shall be eligible to participate in the Company’s Short Term Incentive Plan (“STIP”) and Evergreen Stock Option Grants (Evergreen), to receive other bonuses and additional stock option grants, and to participate in all other benefits or incidents of employment. As additional consideration for Employee agreeing to continue to serve as Chief Financial Officer, for any quarter or partial quarter in which Employee holds that title, Employee shall be entitled to receive payment for the full quarter of not less than the average STIP award provided to the other current non-CEO Section 16 executive officers of the Company for that quarter. Subject to the above, Company and Employee agree that Employee will be entitled to no less then a minimum quarterly bonus of Forty Thousand Dollars ($40,000) for Q4 2006 and Q1 2007, provided that Employee is still employed by the Company in the capacity of Chief Financial Officer during any portion of the respective quarter.

iii. Compliance with Agreements and Policies. Employee shall continue to comply with his Conflict of Interest Agreement and Invention Assignment Agreement with the Company, as well as other relevant Company policies, throughout his employment with the Company and thereafter as provided in the relevant Agreements and policies. The Company shall comply with the Indemnification Agreement.

(b) Change in Terms Upon Appointment of New or Interim CFO.

i. Duration of Chief Financial Officer Position. The Company and Employee hereby agree that Employee will cease serving in the capacity of Chief Financial Officer to the Company upon the earlier of: (i) the appointment of a new Chief Financial Officer or Interim Chief Financial Officer (the “Successor CFO”); (ii) the filing of the 2006 10K; or (iii) March 15, 2007 (collectively the “Change of Position Events”).

ii. Position and Duties. The Parties hereby acknowledge and agree that the Employee’s duties as Chief Financial Officer will include signing and certifying the Company’s 2006 10-K. Immediately following a Change of Position Event, the Parties agree that Employee will transition into the position of Vice President Corporate Affairs. In the position of Vice President Corporate Affairs, Employee will assist in the transition of the Successor CFO. Employee’s duties as Vice President Corporate Affairs will include the performance of duties consistent with those of a senior financial manager. During Employee’s employment as Vice President Corporate Affairs, the Parties agree that the Company will retain the right to change employee’s reporting structure and duties, provided that they are consistent with his role as a senior financial manager and in accordance with the Company’s business needs. To the extent that Employee remains employed by the Company following the appointment of a new Chief Financial Officer or Interim Chief Financial Officer, Employee shall work from his home office.

iii. Compensation and Benefits. Upon the appointment of a new Chief Financial Officer or Interim Chief Financial Officer, Employee shall no longer be eligible to participate in the STIP or Evergreen Stock Option Grants, or to receive any other bonuses or additional stock option grants, except to the extent that Employee remains in the Chief Financial Officer position and is eligible for a STIP award as provided in section 1(a)(iii), above. To the extent that Employee continues his employment with the Company after the appointment of a new Chief Financial Officer or Interim Chief Financial Officer, he shall continue to vest in the shares subject to the Option on the same terms, conditions, and schedule as previously, and he will remain eligible to participate in the Company’s health insurance plans and to accrue vacation on the same terms, schedule and conditions as previously. The shares subject to the Option shall continue to be subject to and governed by the Stock Option Agreements.

(c) Reduction in Base Salary upon Acceptance of Other Employment. The Company shall continue to pay Employee a base salary at the annual rate of $265,000, less applicable withholdings, in accordance with the Company’s regular payroll practices, until Employee accepts full-time employment elsewhere, at which time the Company shall reduce Employee’s base salary to the annual rate of $53,000, less applicable withholdings. The Company shall pay Employee his base salary, either at the initial rate or at the reduced rate, as applicable, until the first of the following events occurs: (i) the twelve-month anniversary of any of the Change of Position Events (as defined in this Agreement); (ii) Employee resigns from his employment with the Company; or (iii) the Company terminates Employee’s employment for “Cause”, as that term is defined below.

2. Termination. If, prior to the twelve-month anniversary of the appointment of the new Chief Financial Officer or Interim Chief Financial Officer, Employee resigns, or the Company terminates Employee’s employment for Cause, as that term is defined herein, then Employee shall be entitled only to the wages he has earned as of the date of the termination of his employment, including compensation for any accrued vacation, and authorized business expenses incurred to date, and he shall not be entitled to any further compensation or benefits or any severance from the Company. For purposes of this Agreement, Cause is defined as any of the following: (i) Employee’s conviction of or plea of nolo contendre to a felony; (ii) Employee’s death; (iii) Employee’s inability to perform the essential functions of his position with or without reasonable accommodation; (iv) willful misconduct by Employee; (v) Employee’s failure to perform his duties as assigned by the Company’s Chief Executive Officer, which is not cured by Employee to the Company’s Chief Executive Officer’s satisfaction within 30 days of receiving written notice from him or her of any deficiency; or (vi) Employee’s breach of any provision of this Agreement, the Invention Assignment Agreement, or the Conflict of Interest Agreement.

3. Preserving Confidential Information and Returning Company Property. Employee shall continue to comply with the terms of the Invention Assignment Agreement and shall maintain the confidentiality of all of the Company’s confidential and proprietary information. Employee also shall return to the Company all of the Company’s property, including all Company-issued equipment, all confidential and proprietary information belonging to the Company, and all documents and information that Employee obtained in connection with his employment with the Company, on the last day of his employment with the Company.

4. No Representations. Each party represents that it has consulted with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

5. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

6. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

7. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chief Executive Officer of the Company.

8. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

9. Integration. This Agreement, together with the Stock Option Agreements, the Invention Assignment Agreement, the Conflict of Interest Agreement, and the Indemnity Agreement represents the entire agreement and understanding between the Parties concerning Employee’s employment with and termination from the Company and supersedes all prior and contemporaneous agreements, whether written or oral.

10. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice of law principles.

11. Effective Date. This Agreement is effective when it has been signed by both Parties (the “Effective Date”).

12. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

13. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

PMC-Sierra, Inc.

By:	Date:

Bob Bailey, Chairman & CEO

EMPLOYEE:

Date:
Alan Krock